NEWS RELEASE
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                                                 CONTACT:      Hugh Aiken
                                                               Kevin McDermed
                                                               913 367 2121
                                                               NYSE: FDY

               Atchison Casting Corporation Appoints Armstrong CEO
                         and Welcomes new Board Members

     Atchison, Kansas - May 28, 2002 - Atchison Casting Corporation (NYSE:FDY)
today announced the appointment of COO Tom Armstrong as Chairman, President and
CEO, replacing Hugh Aiken, who will remain with ACC as Vice President for
European operations and as a member of the board of directors.

     "I am very pleased to make this announcement," said Mr. Aiken. "ACC is trying to restructure its bank debt, and to return to profitable operations, and
I believe Tom can make this happen faster than I can. I will focus my efforts on making Sheffield, our subsidiary in England, profitable, in collecting insurance claims related to Jahn and PFG, and in completing the introduction of automotive casting production at Autun in France," Aiken added.

     "I welcome this challenge and opportunity," said Mr. Armstrong. "In this expanded role I will continue my efforts to make ACC profitable, to reach a satisfactory accommodation with our lenders and to improve the price of ACC's common stock," he added.

     "We are also pleased to welcome Michael Nagel and William Bullard to ACC's
Board of Directors, and to thank departing members David Belluck and Ray Witt for their many years of service to the corporation," said Mr. Aiken. "Mr. Nagel comes from the financial community, where he has worked for Smith Barney,
Citicorp, Pricewaterhouse and the European Bank for Reconstruction and
Development. He holds MBA degrees from Columbia and INSEAD. Mr. Bullard has worked in both investment banking and in industry, including the manufacturing of plastic materials and metal castings. He holds degrees in chemistry and engineering."

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, the results of the reorganization of the Company's wholly-owned subsidiary Fonderie d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155

the state of the general economy in Europe and the US, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the
Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania
Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                     o (913) 367-2121 o FAX (913) 367-2155